Exhibit (d)(1)

The Lincoln National Life Insurance Company
 (A Stock Company)
Home Office: Fort Wayne, Indiana
Administrative Office: 1301 South Harrison Street, P.O. Box 2348, Fort Wayne, Indiana 46801-2348
Telephone: 1-888-868-2583

INDIVIDUAL SINGLE PURCHASE PAYMENT INDEX-LINKED DEFERRED VARIABLE ANNUITY CONTRACT

The Lincoln National Life Insurance Company (Company, Our, Us, We) agrees to provide the benefits and other rights described in this Contract in accordance with its terms.

READ THIS CONTRACT CAREFULLY. This is a legal contract between the Owner and Us. We want to be sure You understand the features and benefits contained in this Contract. IT IS THEREFORE IMPORTANT THAT YOU READ YOUR CONTRACT CAREFULLY. If You have any questions after reading this Contract, contact Your financial professional or Our Administrative Office.

RIGHT TO EXAMINE CONTRACT. The Owner may cancel this Contract for any reason without penalty within 10 days after the date the Owner received it (30 days if this is a replacement Contract). Simply return it to Our Administrative Office or to the financial professional through whom it was purchased. Canceling this Contract will void it from the beginning and upon cancellation, We will refund the Single Purchase Payment paid.

ALL CONTRACT VALUES AND BENEFITS PROVIDED BY THIS CONTRACT ARE VARIABLE, MAY INCREASE OR DECREASE BASED IN PART ON THE VALUE OF AN EXTERNAL INDEX AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. GAINS MAY BE LIMITED AND ARE NOT GUARANTEED. WHILE THE VALUES AND BENEFITS OF THIS CONTRACT MAY BE AFFECTED BY THE EXTERNAL INDEX, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENTS.

NON-PARTICIPATING. This Contract is non-participating and will not share in Our surplus earnings.

WAIVER OF SURRENDER CHARGES. The charges assessed on a Surrender or a Withdrawal from this Contract may be waived in certain instances shown on the Contract Specifications.

THE INTERIM VALUE FOR EACH SEGMENT OF AN INDEXED ACCOUNT AVAILABLE UNDER THIS CONTRACT DOES NOT REFLECT THE PERFORMANCE OF THE INDEX AND MAY REFLECT A NEGATIVE RETURN EVEN IF THE INDEX INCREASES AND THE INTERIM VALUE MAY BE LOWER THAN THE AMOUNT AVAILABLE ON THE END DATE OF THE SEGMENT'S TERM. AN INVESTOR COULD LOSE A SIGNIFICANT AMOUNT OF MONEY DUE TO THE CONTRACT ADJUSTMENT IF AMOUNTS ARE REMOVED FROM A SEGMENT OR FROM THIS CONTRACT PRIOR TO THE END DATE OF THE SEGMENT'S TERM.

State of Issue Department of Insurance: Indiana
Consumer Services Telephone Number: (317) 223-2385

Signed for The Lincoln National Life Insurance Company at Our Home Office.

TABLE OF CONTENTS

PROVISIONS Page Number
CONTRACT SPECIFICATIONS 3

DEFINITIONS 4

GENERAL PROVISIONS 6

CONTRACT VALUE 8

INDEXED ACCOUNTS 9

REALLOCATIONS 9

WITHDRAWALS 10

SURRENDERS 10

DEATH BENEFITS 11

BENEFICIARY 13

ANNUITY PAYMENT OPTIONS 13

DEFINITIONS

ANNUITANT, JOINT ANNUITANT -- The Natural Person or Natural Persons upon whose life or lives the Annuity Payments made after the Annuity Commencement Date will be based. The Annuitant(s) is shown on the Contract Specifications.

ANNUITY COMMENCEMENT DATE -- The Valuation Date on which the Contract Value is withdrawn for payment of annuity benefits under the Annuity Payment Option selected.

ANNUITY PAYMENT DATE -- The date on which the Owner is entitled to the first Annuity Payment. Subsequent Annuity Payments will be due on the same day of the month as the first Annuity Payment, at the applicable frequency.

ANNUITY PAYMENTS -- Periodic payments made to the Owner or the Owner’s designee by Us on or after the Annuity Commencement Date which We guarantee as to the dollar amount.

BENEFICIARY -- The Natural Person or Natural Persons or an entity designated by the Owner to receive the Death Benefit, if any.

CODE -- The Internal Revenue Code of 1986, as amended.

COMPANY, OUR, US, WE -- The Lincoln National Life Insurance Company.

CONTINGENT ANNUITANT -- Prior to the Annuity Commencement Date, the individual who will become the Annuitant upon the death of the Annuitant.

CONTRACT -- The agreement between the Owner and Us, in which We provide an annuity as described herein and identified by the Contract Number shown on the Contract Specifications.

CONTRACT DATE -- The date this Contract became effective. The Contract Date is shown on the Contract Specifications.

CONTRACT DATE ANNIVERSARY -- The anniversary of the Contract Date for each year this Contract remains in force. If in any calendar year such date is not a Valuation Date, any transactions that should have occurred on the Contract Date Anniversary will be processed by Us on the first Valuation Date following that Contract Date Anniversary.

CONTRACT YEAR -- Each twelve-month period starting with the Contract Date on the Contract Specifications and starting with each Contract Date Anniversary thereafter.

CREDITING BASE -- The amount used to determine the Segment Ending Value and the Interim Value. The Crediting Base is distinct from the Contract Value and is not available for a Withdrawal or reallocation and is not used to calculate the Surrender Value, Death Benefit, or other guaranteed paid-up annuity benefits under this Contract.

DEATH BENEFIT -- The amount payable upon the death of an Owner or an Annuitant.

DUE PROOF -- Information that We require to pay a Death Benefit. This information includes a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the findings of death, or any other proof of death acceptable to Us.

END DATE -- The Indexed Anniversary Date that coincides with the last calendar day of a Term for an ending Segment and the Valuation Date on which We determine the Segment Ending Value.

FREE WITHDRAWAL AMOUNT -- The Free Withdrawal Amount is the amount that may be taken as Withdrawals each Contract Year without incurring a Surrender Charge. The Free Withdrawal Amount equals the Free Withdrawal Percentage multiplied by the Contract Value on the Valuation Date of a Withdrawal, less any prior Withdrawals made during the Contract Year. The Free Withdrawal Percentage is shown on the Contract Specifications.

GOOD ORDER -- The receipt by Us, at Our Administrative Office, of all information, documentation, instructions, and/or Single Purchase Payment deemed necessary by Us, in Our sole discretion, to issue this Contract or execute any transaction pursuant to its terms.

DEFINITIONS (continued)

HOLDING ACCOUNT -- The Holding Account is applicable only if a GUARANTEE OF PRINCIPAL DEATH BENEFIT RIDER is attached to this Contract. The account is a non-interest-bearing account that We designate to hold any portion of Contract Value payable for Death Benefit proceeds that will be used to continue this Contract, if the proceeds become due prior to an Indexed Anniversary Date. The value of the Holding Account may be reduced by Withdrawals, Surrender Charges, and any applicable Taxes, Rider fees and charges.

All or a portion of the assets supporting the Holding Account under this Contract are held in the Separate Account shown on the Contract Specifications.

INDEX(ES) -- The measure, designated by Us, that is used in part, as a benchmark to determine the Performance Rate for a particular Indexed Account. The Performance Rate is determined as described in any Indexed Accounts Rider attached to this Contract. The Index or Indexes available are shown on the Indexed Accounts Specifications.

INDEXED ACCOUNT -- An account that We establish, subject to the terms of this Contract.

INDEXED ANNIVERSARY DATE -- The same calendar month and day as the Initial Start Date under this Contract, each calendar year. If in any calendar year such Indexed Anniversary Date is not a Valuation Date, any transactions involving the Indexed Accounts that should have occurred on the Indexed Anniversary Date will be processed by Us on the first Valuation Date following that Indexed Anniversary Date.

INDEX VALUE -- The published closing value of an Index on a Valuation Date. If an Index Value is not published for a particular day, We will use the closing Index Value on the next day it is published. In the event that the Index Value for an Index is not published on a particular day when the Index Values for other indexes available with this Contract are published, We will use the closing Index Value for that Index as of the day it was last published.

INITIAL START DATE -- The same Valuation Date as the Contract Date. This Contract will only have one Initial Start Date and once set, the date will not change.

INTERIM VALUE -- The value that We establish for each Segment of a particular Indexed Account, on any Valuation Date following its Start Date, and prior to its End Date. The method for determining the Interim Value for a Segment of a particular Indexed Account is described in any Indexed Accounts Rider attached to this Contract.

IRREVOCABLE BENEFICIARY -- A Beneficiary whose interest cannot be changed without that person’s consent. If the Beneficiary is designated as an Irrevocable Beneficiary, the Owner must receive written consent from the Beneficiary to exercise any right or option under this Contract.

MATURITY DATE -- The date on which Annuity Payments must commence. The Maturity Date is shown on the Contract Specifications and is based on the original Annuitant’s date of birth.

NATURAL PERSON -- A human being.

NON-NATURAL PERSON -- A trust, corporation, partnership, or association.

NOTICE, ELECTION OR REQUEST -- A Notice, Election, or Request to Us is any form of communication providing information, either in writing, or another manner acceptable to Us. Such communication must be received in Good Order and must include all required information necessary to be processed by Us. To be effective for any Valuation Date, a Notice, Election, or Request must be received in Good Order prior to the end of that Valuation Date. Any Notice from Us to the Owner or any other person, is a communication either in writing, or another manner acceptable to Us, to such person at the most recent address shown in Our records.

A Notice, Election, or Request is not binding on any payment or action We make before receiving such communication in Good Order.

OWNER -- The one Natural Person, two Natural Persons or an entity who exercises rights of ownership under this Contract. If two Natural Persons are named as Owners, all references to Owner means Joint Owner. An Owner is shown on the Contract Specifications.

DEFINITIONS (continued)

PROTECTION LEVEL -- The maximum percentage of loss that will be excluded when determining the Performance Rate on the End Date for certain Indexed Accounts, if the Percentage Change in the Index Value on that End Date is negative. The Performance Rate is determined as described in any Indexed Accounts Rider attached to this Contract. The Protection Level is expressed as a positive percentage.

SEGMENT(S) -- The specific Indexed Account option(s) established for the Owner under this Contract as described in any Indexed Accounts Rider attached to this Contract. A new Segment is established when an allocation or a reallocation is made to an Indexed Account.

SEGMENT ENDING VALUE -- The value of a Segment of a particular Indexed Account under this Contract on its End Date. The method for determining the Segment Ending Value for a Segment of a particular Indexed Account is described in any Indexed Accounts Rider attached to this Contract.

SEPARATE ACCOUNT -- A non-registered, non-insulated Separate Account, established by Us under Indiana Law, in which We hold the reserves for Our obligations for the Indexed Accounts available under the Contract and the Holding Account. The Separate Account is not registered as an investment company with the U.S. Securities and Exchange Commission (SEC) under the Investment Company Act of 1940. The assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account will not be charged with the liabilities arising from any other part of Our business. We own the assets held in the Separate Account and the Owner does not participate in the performance of such assets. The name of the Separate Account is shown on the Contract Specifications.

START DATE -- The Valuation Date on which the Term for a Segment begins.

SURRENDER CHARGES -- Charges that are assessed on a Surrender or a Withdrawal from this Contract, calculated according to the Withdrawal and Surrender Requirements shown on the Contract Specifications. Surrender Charges may be waived in certain instances. The charges are a percentage of the full amount or a portion of the Single Purchase Payment Surrendered or Withdrawn.

TERM -- The period beginning on the Start Date of a Segment to the End Date.

VALUATION DATE -- Close of the market of each day that the New York Stock Exchange is open for business. A Valuation Date generally ends at 4:00 pm Eastern Time but may close earlier on certain days and as conditions warrant. We process any instructions or transactions We receive after the close of any Valuation Date on the next Valuation Date.

YOU, YOUR -- The Owner and any Joint Owner.

GENERAL PROVISIONS

PAYMENT OF SINGLE PURCHASE PAYMENT. The Single Purchase Payment must be paid and received by Us before the Contract Date. The Single Purchase Payment must be made payable to Us at Our Administrative Office or made payable to Us and delivered to one of Our financial professionals.

No subsequent Purchase Payment is permitted after the Single Purchase Payment. The amount of the Single Purchase Payment is shown on the Contract Specifications.

ENTIRE CONTRACT. This Contract is issued in consideration of the Single Purchase Payment approved by Us on or before the Contract Date. This Contract and any attached riders, amendments, endorsements, or elected options constitute the entire Contract between the Owner and Us.

All statements made by the applicant for the issuance of this Contract shall, in the absence of fraud, be deemed representations and not warranties.

CHANGES TO THIS CONTRACT. Only an authorized Officer of the Company may make or modify any provisions of this Contract. Any such changes or modifications must be provided in a Notice in order to be effective.

INCONTESTABILITY. This Contract is incontestable from the Contract Date.

GENERAL PROVISIONS (continued)

CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION (IIPRC) STANDARDS. This Contract form has been approved under the authority of the IIPRC and is issued under its Standards. Any provision of this Contract that on the provision’s effective date is in conflict with the applicable IIPRC standards in effect for this type of product as of the date the IIPRC approved the provision in this Contract is hereby amended to conform to the applicable IIPRC standards for this product type in effect as of the provision’s effective date.

CONFORMITY WITH FEDERAL LAW. If any provision of this Contract is contrary to any federal law to which it is subject, such provision is amended to conform to that law. This Contract may be modified in order to maintain compliance with applicable provisions or requirements of the Code.

OWNERSHIP. All Owners will be treated as having equal, undivided interests in this Contract, including rights of survivorship. Either Owner, independently of the other, may exercise any Ownership rights in this Contract. The existence of a Joint Owner will not operate to continue this Contract upon the death of the first Owner, unless the Joint Owner is the spouse of the deceased Owner.

The Owner may transfer all rights and privileges of Ownership. On the effective date of a transfer, the transferee will become the Owner and will have all the rights and privileges of the Owner. The Owner may revoke any transfer of Ownership prior to its effective date. Unless provided otherwise, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of the transfer.

A transfer of Ownership, or a revocation of transfer, must be provided in a Notice to Us at Our Administrative Office. When a Notice to transfer or revocation is received, any allowable change will take effect as of the date the Notice was signed by the Owner, unless otherwise specified by the Owner. The change in Ownership is subject to any payments made or any action taken or allowed by Us before the transfer or the revocation is received by Us.

The age of any named Owner on this Contract must be equal to or less than the Maximum Issue Age shown on the Contract Specifications as of the effective date of the change.

ANNUITANTS. Prior to the Annuity Commencement Date, the Owner may name only one Annuitant. If the Owner is a tax-exempt entity, the Owner may name one Annuitant or two Joint Annuitants.

If the Owner is a Natural Person, the Owner has the right to change the Annuitant at any time by giving Us Notice of the change. If the Owner is a Non-Natural Person, the Annuitant may not be changed. The age of any named Annuitant on this Contract must be equal to or less than the Maximum Issue Age shown on the Contract Specifications as of the effective date of the change. Change of an Annuitant may affect the Death Benefit as described in the DEATH BENEFITS provisions. A Contingent Annuitant may be named or changed upon Our receipt of the Notice.

On or after the Annuity Commencement Date, the Annuitant or Joint Annuitants may not be changed. Any Contingent Annuitant designation is no longer applicable and is terminated.

ASSIGNMENTS. Except to the extent restricted by applicable federal laws and regulations, the Owner may Request to assign or transfer the rights under the Contract by sending Us a signed and dated Request. We will not be bound by an assignment until We acknowledge it. If the assignment or transfer of rights is accepted, the effective date of the assignment will be the date it is signed by the Owner unless otherwise specified by the Owner. This modification of the Contract is subject to any payments made or actions taken or allowed by Us before the assignment is received by Us. We will not be responsible for the validity of any assignment.

PROOF OF AGE. Payment will be subject to proof of age that We will accept, such as a certified copy of a birth certificate.

EVIDENCE OF SURVIVAL. We may require proof that the Annuitant on whose life the Annuity Payment is based is alive when each payment is due.

MAXIMUM ISSUE AGE. The Owner(s) (or both Owners, if applicable), when named, must be under the Maximum Issue Age shown on the Contract Specifications.

LOANS. Loans are not permitted under this Contract.

OWNERSHIP OF THE ASSETS. We will have exclusive and absolute ownership and control of Our assets, including all assets in the Separate Account.

GENERAL PROVISIONS (continued)

MISSTATEMENT OF AGE AND/OR SEX. If the age and/or sex of the Annuitant has been misstated, the amount payable under this Contract will be adjusted to the amount of income that would have been purchased for the correct age and/or sex on the Contract Date. Proof of Age may be required at any time.

If We made any overpayments because of misstatement, the dollar amount of any overpayment will be deducted from the current or succeeding Annuity Payments due under this Contract. The dollar amount of any underpayment made by Us because of misstatement, will be paid in full with the next payment due under this Contract.

Any adjustment for overpayment or underpayment will include interest charged or credited, as applicable, at an interest rate of 1% per year, compounded annually.

MINIMUM BENEFITS. Any paid-up annuity, Surrender Value or Death Benefit that may be available under this Contract will never be less than the minimum benefits required by Section 7 of the National Association of Insurance Model Variable Annuity Regulation, model #250, or applicable successor provision, as amended.

Minimum benefits will be increased to reflect any guaranteed additional amounts credited to this Contract and will be decreased by prior Withdrawals.

PROTECTION AGAINST CREDITORS. As permitted by law, payments under this Contract shall not be subject to levy, attachment, or other judicial process.

STATEMENTS. Prior to the Annuity Commencement Date, at least once each Calendar Year, We will furnish a statement to the Owner. Upon Request, additional statements are available for no additional charge. The information provided in the statement will be as of a date no more than four months prior to the date of mailing.

The statement will contain at least the following information:
(a)	the beginning and ending dates of the current statement period; and
(b)	the Contract Value and the Interim Value at the beginning and end of the current statement period, as applicable; and
(c)	the amounts credited to and deducted from the Contract Value during the current statement period, including Withdrawals, Surrender Charges, Rider fees and charges; and
(d)	the Surrender Value, at the end of the current statement period, as applicable.

TAXES. We reserve the right to deduct any Taxes paid by Us to any governmental entity relating to this Contract, including but not limited to: federal tax, state tax, premium tax and any other Taxes required by law. We will, at Our discretion, determine when Taxes relate to this Contract. Taxes may result on Our receipt of the Single Purchase Payment, when a Withdrawal or Surrender is made, this Contract is annuitized or a Death Benefit is paid. We may, at Our discretion, pay Taxes when due and make a deduction at a later date. Payment at an earlier date does not waive Our right to make a deduction at a later date.

CONTRACT VALUE

The initial Contract Value is equal to the Single Purchase Payment shown on the Contract Specifications, less any deduction for Taxes.

The Contract Value at the beginning of each Contract Date Anniversary prior to the Annuity Commencement Date, equals:
(a)	the sum of the values of all Segments attributable to this Contract on a given Valuation Date; less
(b)	any adjustments for Withdrawals, Surrender Charges, Taxes, Rider fees and charges made on the first Valuation Date of such Contract Year; plus
(c)	the value of the Holding Account, if applicable.

The Contract Value on a Valuation Date between Contract Date Anniversaries equals the sum of the values of all Segments attributable to this Contract and the value of the Holding Account, if applicable, on that Valuation Date.

INDEXED ACCOUNTS

THE INDEXED ACCOUNTS. Indexed Accounts are shown on the Indexed Accounts Specifications.

All or a portion of the assets supporting the Indexed Accounts are held in the Separate Account shown on the Contract Specifications.

We offer each Indexed Account at Our discretion and reserve the right to offer additional Indexed Accounts after the Contract Date. We reserve the right to withdraw an Indexed Account, but We will always make at least one Indexed Account available under this Contract. If an Indexed Account is added or withdrawn, We will notify the Owner.

Should We withdraw an Indexed Account and a Segment of that Indexed Account has not yet reached its End Date, the Segment will not terminate until its End Date, but such Indexed Account may not be available under this Contract thereafter.

DISCONTINUATION OF OR SUBSTANTIAL CHANGE TO AN INDEX. If an Index is discontinued, if an Index substantially changes, if We are unable to secure a license to continue using such Index, or if We are unable to hedge risks associated with any Index offered under this Contract, We reserve the right to select an alternative Index. You and any assignee will be notified prior to the substitution of the Index.

If a replacement Index cannot be found, the Segment will end on the Valuation Date the Index is discontinued by Us and the Segment’s Interim Value will be automatically reallocated to a Segment chosen by Us.

Any substitution of an Index is subject to approval by the Interstate Insurance Product Regulatory Commission (IIPRC).

VALUATION OF A SEGMENT OF AN INDEXED ACCOUNT. The value of a Segment on the Start Date (including the Contract Date) is equal to the Crediting Base on that Valuation Date. On each Valuation Date other than the Start Date and the End Date, the value of a Segment is equal to the Segment Interim Value. On the End Date, the value of a Segment is equal to the Segment Ending Value.

A Segment will terminate on the Valuation Date that the Crediting Base is reduced to $0 due to any Withdrawals, Surrender Charges, Taxes, Rider fees and charges.

INITIAL ALLOCATIONS TO A SEGMENT. An allocation to establish an initial Segment to an available Indexed Account under this Contract occurs on the Contract Date. Allocation percentages for each Segment must be a whole number ranging from 0% to 100%. The sum of the allocation percentages must equal 100%.

REALLOCATIONS

After the Contract Date and prior to the Annuity Commencement Date, reallocation of Segment Ending Value to establish a new Segment must be made on the End Date of a Term. Reallocation of Interim Value from a multi-year Segment, during its Term, to an available Indexed Account to establish a new Segment may be made on an Indexed Anniversary Date. Segments of certain Indexed Accounts may not be available or may vary during and after the first 6 Contract Years.

We will process each reallocation Request pursuant to the Owner’s instructions.

No reallocation can be made:
(a)	to an existing Segment after its Start Date; or
(b)	to a new Segment after the Owner’s election of an Annuity Payment Option.

More than one Segment may be established on the same Valuation Date. However, after the first Indexed Anniversary Date, a Segment greater than one year can be established only on the Indexed Anniversary Dates that coincide with the duration of the Term. For example, after the first Indexed Anniversary Date, a Segment with a 6-year Term may only be established on every sixth Indexed Anniversary Date.

Within the period shown on the Contract Specifications under the Annual Notice, We will notify the Owner of the next Indexed Anniversary Date. The Owner’s instructions for new reallocations must be received in Good Order within the period shown in the Contract Specifications under Reallocation Instructions. If We receive the Owner’s instructions within such period, We will process any new reallocations on that Indexed Anniversary Date, pursuant to the instructions We received.

REALLOCATIONS (continued)

If no instructions are received at Our Administrative Office within the period shown in the Contract Specifications under Reallocation Instructions:
(a)	We will renew an ending Segment to the same Indexed Account and establish a Segment with the same Term; or
(b)
if the Segment with the same Term is available but the Term goes beyond the Annuity Commencement Date, We may select an available Segment with a Term that ends closest to but before the Annuity Commencement Date; or

(c)	the Segment Ending Value of an ending Segment of an Indexed Account We have withdrawn will be automatically reallocated to an available Segment chosen by Us.

WITHDRAWALS

The Owner may withdraw a portion of the Contract Value at any time by providing Notice to Us, prior to the earlier of:
(a)	the Annuity Commencement Date; or
(b)	termination of this Contract upon payment of any Death Benefit; or
(c)	Surrender of this Contract.

Withdrawals will be subject to the Withdrawal and Surrender Requirements shown on the Contract Specifications.

Amounts withdrawn will be processed at a Segment’s value as of the Valuation Date the Notice for the Withdrawal is executed. The Request may specify from which Indexed Account the Withdrawal will be made. In the absence of the Owner’s instructions, the Withdrawal will be deducted proportionately first from the Holding Account, then from any Segment of the 100% Protection Indexed Account, then from any Segment with a one-year Term, and lastly from any Segment with a Term greater than one year.

The Crediting Base for each Segment in effect under this Contract will be reduced proportionately by the amount that the Withdrawal, which includes any applicable Withdrawals, Surrender Charges, Taxes, Rider fees and charges, reduced the Segment’s Interim Value immediately prior to the Withdrawal.

SURRENDERS

The Owner may surrender this Contract for its Surrender Value at any time by providing Notice, prior to the earlier of:
(a)	the Annuity Commencement Date; or
(b)	termination of this Contract upon payment of any Death Benefit.

This Contract will terminate upon Surrender. The Surrender will be effective on the Valuation Date on which We receive Notice of Surrender.

Surrenders will be subject to the Withdrawal and Surrender Requirements shown on the Contract Specifications.

The Surrender Value on the Valuation Date of Surrender will be:
(a)	the sum of the values of any Segment(s) attributable to this Contract on a given Valuation Date and the Holding Account; minus
(b)	any Surrender Charge, Taxes payable by Us and not previously deducted, Rider fees and charges.

We reserve the right to surrender this Contract if any Withdrawal reduces the total Contract Value to an amount less than the minimum nonforfeiture amount required by Section 7 of the National Association of Insurance Model Variable Annuity Regulation, model #250, or applicable successor provision, as amended. In no event will the amount payable on a Surrender be less than the minimum nonforfeiture amount required by Section 7 of the National Association of Insurance Model Variable Annuity Regulation, model #250, or applicable successor provision, as amended.

By payment of the Surrender Value, We will be relieved of any further obligation under this Contract.

DEATH BENEFITS

ADDITIONAL TAX INFORMATION. Notwithstanding any provision of this Contract to the contrary, the payment of Death Benefits provided under this Contract will be paid in accordance with Code Section 72(s) as applicable, as amended. For purposes of applying the rules of Code Section 72(s)(6) if the Owner is a Non-Natural Person, We will apply the Annuitant death rules set forth in these DEATH BENEFITS provisions.

These distribution rules do not apply to an annuity provided under a plan described in Code Section 401(a), 403(a), 403(b), 408 or 408A or to an annuity that is a qualified funding asset as defined in Code Section 130(d).

If this Contract is issued other than as a non-Qualified contract, distribution provisions of the qualified retirement plan endorsement attached to this Contract may amend and replace certain provisions of this Contract.

DEATH BEFORE THE ANNUITY COMMENCEMENT DATE. If there is a single Owner, then upon the death of the Owner before the Annuity Commencement Date, We will pay a Death Benefit to the designated Beneficiary(s). If the designated Beneficiary of the Death Benefit is the surviving spouse of the deceased Owner, the spouse may Request to continue this Contract as the new Owner. Upon the death of the spouse who continued this Contract as the new Owner, We will pay a Death Benefit to the designated Beneficiary(s).

If there are no designated Beneficiaries, We will pay a Death Benefit to the Owner’s estate.

If there are two Owners, upon the death of the first Owner before the Annuity Commencement Date, We will pay a Death Benefit to the surviving Owner. If the surviving Owner is the spouse of the deceased Owner, then the spouse may Request to continue this Contract as sole Owner. Upon the death of the Owner who continued this Contract, We will pay a Death Benefit to the designated Beneficiary(s). If there are no designated Beneficiaries, We will pay a Death Benefit to the Owner’s estate.

If the Annuitant is also an Owner, then the Death Benefit paid upon the death of the Annuitant will be subject to these DEATH BENEFITS provisions regarding death of an Owner. If the surviving spouse of the deceased Annuitant assumes this Contract, the Contingent Annuitant, if any, will become the Annuitant. If there is no named Contingent Annuitant, the surviving spouse will become the Annuitant.

If an Annuitant who is not an Owner dies, then the Contingent Annuitant, if named, becomes the Annuitant and no Death Benefit is payable on the death of the Annuitant.

If an Annuitant who is not an Owner dies and no Contingent Annuitant is named, the youngest Owner immediately becomes the Annuitant and this Contract continues. In lieu of continuing this Contract, the Owner may Request to receive a Death Benefit (in equal shares, if there is more than one Owner). Election to receive the Death Benefit must be received by Us within 75 days of the death of the Annuitant. This Contract will terminate when any Death Benefit is paid due to the death of the Annuitant.

If the Owner is a Non-Natural Person, the death of the Annuitant will be treated as the death of the Owner.

The Death Benefit will be paid upon approval by Us and after We are in receipt of:
(a)	Due Proof of death; and
(b)	all claim forms fully completed.

All Death Benefit payments will be subject to the laws and regulations governing death benefits.

DETERMINATION OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE. If the Death Benefit Option is the Contract Value Death Benefit, the amount of the Death Benefit is equal to the Contract Value on the Valuation Date the Death Benefit is approved by Our Administrative Office for payment.

If the Death Benefit Option is an option other than the Contract Value Death Benefit, the Death Benefit payable is determined as described in a Death Benefit Rider attached to this Contract.

Upon the death of an Owner or Annuitant, if a surviving spouse continues this Contract, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which We approve the death claim for payment will be credited into this Contract. Any excess will only be credited one time for each contract.

DEATH BENEFITS (continued)

If the Owner is a Non-Natural Person and there are Joint Annuitants, upon the death of the first Joint Annuitant to die, if this Contract is continued, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which We approve the death claim for payment will be credited into this Contract. Any excess will only be credited one time for each contract.

PAYMENT OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE. The Death Benefit payable on the death of the Owner, or after the death of the first Owner, or upon the death of the spouse who continues this Contract, will be distributed to the designated Beneficiary(s) as follows:
(a)	the Death Benefit must be completely distributed within five years of the Owner’s date of death; or
(b)
an Election may be made within the one-year period after the Owner’s date of death for the designated Beneficiary, to receive the Death Benefit in substantially equal installments over the life of such designated Beneficiary or over a period not extending beyond the life expectancy of such designated Beneficiary, provided that such distributions begin no later than one year after the Owner’s date of death. If no Election is made, the Death Benefit will be distributed in a lump sum.

Election to pay the Death Benefit upon the death of the Annuitant who is not an Owner, must be chosen by the Owner within 75 days of the death of the Annuitant, and will be distributed to the Owner in either form of a lump sum or under an Annuity Payment Option. An Annuity Payment Option must be chosen within 60 days after We approve the death claim. If such Election to receive the Death Benefit is not made, this Contract will continue as described in the DEATH BEFORE THE ANNUITY COMMENCEMENT DATE provision above.

The Death Benefit in effect will terminate on the Annuity Commencement Date.

DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE. Upon receipt of Due Proof of death of the Annuitant, any remaining annuity benefits payable will continue to be distributed under the Annuity Payment Option then in effect.

Upon the death of the Owner, any remaining Annuity Payments will be made at least as rapidly as the Annuity Payment Option then in effect. Upon the death of the Owner, the rights of Ownership granted by this Contract will pass to the surviving Owner, if any, otherwise to the Beneficiary.

If there is no named Beneficiary at the time of a sole Owner's death, then the rights of Ownership will pass to the Annuitant, if still living, otherwise to the Joint Annuitant, if applicable. If no named Beneficiary, Annuitant or Joint Annuitant survives the Owner, any remaining payments payable will continue to the Owner's estate.

INTEREST ON DEATH PROCEEDS. This Contract will remain in force until Due Proof of Death is received by Us. Interest shall accrue and will be paid from the date of Our receipt of Due Proof of Death to the date the Death Benefit is paid at the rate or rates applicable for funds left on deposit with Us. If the Death Benefit is not paid by Us within 31 calendar days from the latest of (a), (b) and (c) below, We will pay additional interest at a rate of 10% annually beginning on the 31st calendar day from the latest of (a), (b) and (c) to the date the death claim is paid, where:
(a)	Is the date that Due Proof of Death is received by Us;
(b)	Is the date We receive sufficient information to determine Our liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and
(c)
Is the date that legal impediments to payment of proceeds that depend on the action of parties other than Us are resolved and sufficient evidence of the same is provided to Us. Legal impediments to payment include but are not limited to:

(1)	the establishment of guardianships and conservatorships;
(2)	the appointment and qualification of trustees, executors, and administrators; and
(3)	the submission of information required to satisfy any state and federal reporting requirements.

BENEFICIARY

DESIGNATION OF BENEFICIARY. The Owner may designate a primary Beneficiary and a contingent Beneficiary; one or more may be in each category. Except as described below, any Death Benefit proceeds will be paid to surviving primary Beneficiaries. If no primary Beneficiary survives, payment will be made to the contingent Beneficiaries.

Prior to the Annuity Commencement Date, if there is a single Owner, the designated Beneficiary will receive the Death Benefit proceeds upon the death of the Owner, unless the Beneficiary as the surviving spouse Requests to continue this Contract.

Prior to the Annuity Commencement Date, if there are two Owners, upon the death of the first Owner, the surviving Owner will receive the Death Benefit proceeds. The surviving Owner will be treated as the primary designated Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

Prior to the Annuity Commencement Date, if the surviving spouse of a deceased Owner continues this Contract as the sole Owner, then the designated Beneficiaries move up, in the order of their original designation, to replace the spouse as original Beneficiary, unless the Beneficiary designation is subsequently changed by the surviving spouse as the new Owner.

Prior to the Annuity Commencement Date, if the Annuitant dies and a Death Benefit is paid, the Owner will be treated as the primary designated Beneficiary. Any other primary Beneficiary on record at the time of death will be treated as a contingent Beneficiary.

Unless otherwise stated in the Beneficiary designation, multiple Beneficiaries of the same class are presumed to share equally.

CHANGE OF BENEFICIARY. The Owner may change any Beneficiary, unless the Beneficiary is designated as an Irrevocable Beneficiary in the previous designation, by providing a Notice to change Beneficiary.

A change of Beneficiary will revoke any previous designation and will take effect as of the date the Notice was signed, unless otherwise specified by the Owner, subject to any payment made or action taken or allowed before the change of Beneficiary is received by Us.

DEATH OF BENEFICIARY. Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Owner, that Beneficiary's interest will go to any other primary Beneficiaries named, according to their respective interests. If there are no primary Beneficiaries, the Beneficiaries’ interest will pass to a contingent Beneficiary, if any. Prior to the Annuity Commencement Date, if no Beneficiary or contingent Beneficiary survives the Owner, the Death Benefit will be paid to the Owner's estate.

Unless otherwise provided in the Beneficiary designation, once a Beneficiary is receiving Death Benefits or Annuity Payments under an Annuity Payment Option, the Beneficiary may name a Beneficiary to receive any remaining benefits due under this Contract, should the original Beneficiary die prior to receipt of all benefits.

If no Beneficiary is named or the named Beneficiary predeceases the original Beneficiary, any remaining benefits will continue to the original Beneficiary's estate. A Beneficiary designation must be made by Notice to Us.

ANNUITY PAYMENT OPTIONS

ANNUITY PAYMENTS. Annuity Payments will commence on the Annuity Payment Date. Payments are made under the Annuity Payment Option selected. If no Annuity Payment Option is selected, Life Annuity with a Period Certain of 10 years payable monthly becomes effective.

An Election to receive payments under an Annuity Payment Option must be made by the Maturity Date shown on the Contract Specifications. However, the Owner may Request to receive payments under an Annuity Payment Option any time after the first Contract Date Anniversary upon Notice to Us.

ANNUITY PAYMENT OPTIONS (continued)

ELECTION OF ANNUITY PAYMENT OPTION BY OWNER. Prior to the Annuity Commencement Date, the Owner may choose or change any Annuity Payment Option to an Annuity Payment Option We have available at the time of Election. In addition, the Owner may select an Annuity Payment Option that meets the requirements of Code Section 72(s) for payment of the Death Benefit to a Beneficiary as set forth in the PAYMENT OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE provision. Election of a distribution method must be made and received by Us. The Notice will take effect on the date the Notice is signed, subject to any payments made or action taken or allowed by Us before the Notice is received by Us.

The Owner may change or revoke any such Election by providing Notice to Our Administrative Office unless such Election was made irrevocable.

ELECTION OF ANNUITY PAYMENT OPTION BY BENEFICIARY. If the Owner has not previously chosen an Annuity Payment as the distribution option for the payment of the Death Benefit to a Beneficiary, then at the time proceeds are payable to a Beneficiary, a Beneficiary may choose any Annuity Payment Option that meets the requirements of Code Section 72(s) for payment of the Death Benefit to a Beneficiary as set forth in the PAYMENT OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE provision. The Beneficiary then becomes the Annuitant.
A Notice to Us is required to choose an Annuity Payment Option.

Annuity Payment Options available under this Contract are:
(a)	LIFE ANNUITY. Annuity Payments will be made for the lifetime of the Annuitant and will cease with the last payment due prior to the death of the Annuitant.
(b)
LIFE ANNUITY WITH PERIOD CERTAIN. Annuity Payments will be made for the greater of the lifetime of the Annuitant and a specified period the Owner selected. If the Annuitant dies prior to the end of this specified period, the Beneficiary will receive the remaining guaranteed payments at least as rapidly as under the method of distribution being used as of the date of the Annuitant's death. The guaranteed payments will automatically cease as of the end of the specified period.

(c)	CASH REFUND LIFE ANNUITY. Annuity Payments will be made for the lifetime of the Annuitant with the guarantee that upon death, if:
1.	the total dollar amount applied to purchase this option is greater than;
2.	the Annuity Payment multiplied by the number of annuity benefit payments paid prior to death;
then a refund payment equal to the dollar amount of (1) minus (2) will be made. The refund payment will be paid upon Our approval, after We are in receipt of Due Proof of death and all claim forms fully completed.
(d)
JOINT LIFE ANNUITY. Annuity Payments will be made during the joint life of the Annuitant and a Joint Annuitant. We will pay equal benefit payments while either of the Annuitants is living. Upon the death of either Annuitant, We will continue the Annuity Payments for the life of the surviving Annuitant. Benefit payments will automatically cease upon the death of the last Annuitant.

(e)
JOINT LIFE ANNUITY WITH PERIOD CERTAIN. Annuity Payments will be made during the joint life of the Annuitant and a Joint Annuitant. We will pay equal benefit payments for a specified period the Owner selected. If an Annuitant is living at the end of the specified period, We will continue the Annuity Payments while an Annuitant is living. Benefit payments will automatically cease upon the death of the last Annuitant.

(f)
JOINT LIFE AND REDUCED SURVIVOR ANNUITY / JOINT LIFE AND REDUCED SURVIVOR ANNUITY WITH CERTAIN PERIOD. Annuity Payments will be made during the joint life of the Annuitant and a Joint Annuitant. Payments will be made for joint life with no specified period, or joint life and a specified period the Owner selected. Upon the death of either Annuitant, the Annuity Payment due will be the percentage the Owner selected of the amount of each Annuity Payment while both Annuitants were alive and will continue for the life of the surviving Annuitant. Payments will be made for joint life with no specified period, or joint life during the specified period the Owner selected.

ANNUITY PAYMENT OPTIONS (continued)
We reserve the right to discontinue or add Annuity Payment Options in the future.

DETERMINATION OF THE AMOUNT OF THE FIRST ANNUITY PAYMENT. The amount of Annuity Payment will depend on the age of the Annuitant as of the Annuity Commencement Date.

The first Annuity Payment amount depends on the Annuity Payment Option and the payment frequency elected. A choice may be made to receive Annuity Payments on a monthly, quarterly, semi-annual, or annual basis.

The minimum payment amounts that will be used to determine the monthly payments for an Annuity Payment are shown on the Contract Specifications under the PAYMENT OPTION TABLES. The Payment Option Tables show the dollar amount of the guaranteed monthly payments which can be purchased with each $1,000 of Contract Value, after deduction of any applicable Taxes.

Determination of the first Annuity Payment Date is shown on the Contract Specifications under Annuity Payment Requirements.

MINIMUM ANNUITY PAYMENT REQUIREMENTS. We reserve the right to reduce the frequency of payments to an interval which will result in each payment exceeding the Minimum Annuity Payment Amount shown on the Contract Specifications. We will pay the Contract Value in a lump sum if the frequency interval is annual and the resulting Annuity Payment is less than the Minimum Annuity Payment Amount shown on the Contract Specifications or the Contract Value is less than the Minimum Contract Value shown on the Contract Specifications.

CHANGE IN ANNUITY PAYMENT OPTION. The Annuity Payment Option may not be changed after the Annuity Commencement Date.

CONTRACT SPECIFICATIONS
Contract Number: XX-0123456
Contract Date: December 20, 2025
Owner(s): Abraham Lincoln
Annuitant: Abraham Lincoln
Age at Issue: 76
Maximum Issue Age: 85
Single Purchase Payment: $50,000
Maturity Date: June 20, 2048
Beneficiary Designation on the Contract Date: Refer to the Client Information Profile
Death Benefit Option on the Contract Date: Guarantee of Principal Death Benefit

Guarantee of Principal Death Benefit Rider Charge Rate: 1.00%

Guarantee of Principal Death Benefit Rider Charge: We will assess an annual Rider Charge equal to the Guarantee of Principal Death Benefit Charge Rate multiplied by the Contract Value on a Contract Date Anniversary. The Rider Charge will be calculated and deducted from the Contract Value on each Contract Date Anniversary. This deduction will reduce the Crediting Base of each Segment proportionately.

Upon termination of the Guarantee of Principal Death Benefit Rider, a Rider Charge will be calculated and deducted from the Contract Value, except if the Rider is terminated on the Valuation Date payment of the Death Benefit is made or upon annuitization of the Contract. The Rider Charge will equal the pro-rata Guarantee of Principal Death Benefit Charge Rate multiplied by the Contract Value on the Valuation Date the Rider is terminated. This deduction will reduce the Crediting Base of each Segment proportionately.

After the Guarantee of Principal Death Benefit Rider is terminated, no additional Guarantee of Principal Death Benefit Rider Charges will apply.

SEPARATE ACCOUNT: Lincoln National Life Insurance Company Separate Account 7 is the Separate Account that contains all or a portion of the assets supporting the Segments of the Indexed Accounts and Holding Account.

REALLOCATION REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE

Minimum Single Reallocation to an Indexed Account: $2,000

Annual Notice. We will send the Owner a Notice 25 calendar days prior to an Indexed Anniversary Date.

Reallocation Instructions. Owner’s instructions must be received in Good Order no later than the 2nd calendar day prior to an Indexed Anniversary Date.

WITHDRAWAL AND SURRENDER REQUIREMENTS
Minimum Withdrawal Amount: $300

Free Withdrawal Percentage: 10%

SURRENDER CHARGES. Withdrawals and/or Surrenders may be subject to Surrender Charges. However, You may withdraw up to the Free Withdrawal Amount during a Contract Year without incurring a Surrender Charge. The remaining value will be subject to Surrender Charges until the Single Purchase Payment is exhausted.

CONTRACT SPECIFICATIONS (continued)

Surrender Charge applies as follows:
Number of Contract Anniversaries since the Contract Date	None	1	2	3	4	5	6+
Surrender Charge as a percentage of the full amount or a portion of the Single Purchase Payment Surrendered or Withdrawn	7.00%	7.00%	6.00%	5.00%	4.00%	3.00%	0.00%

WAIVER OF SURRENDER CHARGES. A Withdrawal or the Surrender of the Contract, prior to the Annuity Commencement Date may be subject to a Surrender Charge, except that such charges do not apply to the following:
(a)	the Free Withdrawal Amount as defined in the Contract.

For purposes of calculating the Surrender Charge on Withdrawals, any Withdrawals above the Free Withdrawal Amount during a Contract Year will be subject to Surrender Charges until the Single Purchase Payment is exhausted.

(b)
a Surrender or Withdrawal as a result of Your total and permanent disability, if the disability occurred after the Contract Date. Permanent and total disability is disability that prevents You from engaging in any occupation for remuneration or profit and which has existed consistently for a period of 12 months. Notice of permanent and total disability must be received at Our Administrative Office with the Request for Surrender or Withdrawal or as soon thereafter as is reasonably possible. A waiver of the Surrender Charge will not apply if such Surrender or Withdrawal is made in connection with a replacement of the Contract.

(c)
a Surrender or Withdrawal as a result of Your diagnosis of a Terminal Illness. Diagnosis of the Terminal Illness must be subsequent to the Contract Date. Terminal Illness means You have a medical condition that, as determined by a Physician, has reduced life expectancy to less than 12 months. Physician means a licensed health care practitioner who is practicing medicine within the scope of his or her license. Physician does not mean or include the Annuitant, the Owner, or any person that lives with the Annuitant or Owner or is related to either of them by blood or by marriage.

Notice of Terminal Illness must be received at Our Administrative Office with the Request for Surrender or Withdrawal or as soon thereafter as is reasonably possible. A waiver of the Surrender Charge will not apply if such Surrender or Withdrawal is made in connection with a replacement of the Contract.
(d)
a Surrender or Withdrawal as a result of Your admittance into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date and continue for 90 consecutive days prior to the Surrender or Withdrawal. Notice of such confinement must be received at Our Administrative Office with the Request for Withdrawal or Surrender or as soon thereafter as is reasonably possible. A waiver of the Surrender Charge will not apply if such Surrender or Withdrawal is made in connection with a replacement of the Contract.

(e)
a Surrender or Withdrawal as a result of the death of the Owner or Annuitant, provided the Annuitant has not been changed for any reason other than the death of the prior named Annuitant. This waiver does not apply if a surviving spouse assumes Ownership of the Contract.

(f)	an annuitization of the Contract.

If a Non-Natural Person is the Owner of the Contract, the Annuitant or Joint Annuitant will be considered the Owner of the Contract for purposes of this provision.

If the Request to waive the Surrender Charge is denied by Us, the Notice to Surrender will not be executed until the Owner is notified of the denial and provided with the opportunity to accept or reject the Surrender proceeds, including any Surrender Charges. If the Contract is terminated in accordance with its provisions, the termination shall not prejudice the waiver of Surrender Charges while it is in force.

ANNUITY PAYMENT REQUIREMENTS:
Determination of the First Annuity Payment Date: The Annuity Payment Date must be at least 30 calendar days after the Annuity Commencement Date.

Minimum Annuity Payment Amount: $50

Minimum Contract Value: $2,000

CONTRACT SPECIFICATIONS (continued)

PAYMENT OPTION TABLES

BASIS OF CALCULATION FOR ANNUITY PAYMENT OPTIONS. The Payment Option Tables illustrate the minimum guaranteed monthly income purchased per $1,000 of Contract Value, after deduction of any applicable premium taxes. The actuarial basis for the Payment Option Tables is the 2012 Individual Annuity Basic Mortality Table (Age Last Birthday) with improvement to year 2040 using Projection Scale G2 with an annual interest rate of 0.15%.

GUARANTEED PURCHASE RATES. Upon request, We will furnish You the guaranteed purchase rates for ages and periods not shown in the Payment Option Table. Annuity Payments available on the Maturity Date will not be less than those provided by the application of an equivalent amount to the purchase of a single premium immediate annuity contract offered by Us on the Maturity Date to the same class of Annuitants for the same Annuity Payment Option.

DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS PURCHASED WITH EACH $1,000 APPLIED
SINGLE LIFE ANNUITIES
Age	No Period Certain	120 Months Certain		240 Months Certain	Cash Refund
60	$2.89	$2.87		$2.78	$2.30
61	2.98	2.96		2.86	2.36
62	3.08	3.05		2.94	2.41
63	3.18	3.15		3.01	2.47
64	3.29	3.25		3.10	2.53
65	3.40	3.36		3.18	2.59
66	3.52	3.47		3.26	2.65
67	3.65	3.60		3.35	2.72
68	3.79	3.73		3.43	2.80
69	3.94	3.86		3.52	2.87
70	4.10	4.01		3.60	2.95
71	4.28	4.17		3.68	3.03
72	4.47	4.34		3.75	3.12
73	4.67	4.51		3.82	3.21
74	4.89	4.70		3.89	3.31
75	5.13	4.90		3.95	3.41
JOINT AND SURVIVOR ANNUITIES
Joint and Full to Survivor Certain Period				Joint and Two-Thirds to Survivor Certain Period
None	120	240	Joint Age	None	120	240
$2.52	$2.52	$2.51	60	$2.80	$2.78	$2.72
2.59	2.59	2.58	61	2.88	2.87	2.80
2.66	2.66	2.65	62	2.98	2.96	2.87
2.74	2.74	2.73	63	3.07	3.05	2.95
2.83	2.83	2.81	64	3.17	3.15	3.03
2.92	2.92	2.89	65	3.28	3.25	3.12
3.02	3.01	2.98	66	3.40	3.36	3.20
3.12	3.12	3.07	67	3.52	3.48	3.29
3.23	3.23	3.16	68	3.65	3.61	3.38
3.35	3.34	3.26	69	3.80	3.74	3.47
3.47	3.47	3.36	70	3.95	3.88	3.55
3.61	3.60	3.45	71	4.11	4.04	3.64
3.75	3.74	3.55	72	4.29	4.20	3.72
3.91	3.90	3.65	73	4.49	4.37	3.80
4.08	4.06	3.74	74	4.69	4.55	3.87
4.26	4.24	3.82	75	4.92	4.75	3.93

CONTRACT SPECIFICATIONS (continued)

PAYMENT OPTION TABLES (continued)
AGE ADJUSTMENT TABLE
Year of Birth	Adjustment to Age	Year of Birth	Adjustment to Age
Before 1920	0	1970 – 1979	-2
1920 – 1929	0	1980 – 1989	-3
1930 – 1939	0	1990 – 1999	-4
1940 – 1949	0	2000 – 2009	-5
1950 – 1959	0	2010 – 2019	-6
1960 – 1969	-1	2020 – 2029	-7